NTN Buzztime, Inc. Expands Partnership with Buffalo Wild Wings and

Reports Fourth Quarter and Year-end 2016 Results

– Improves 2016 Net Loss by $4.3 million compared to 2015 –

– Buzztime Selected to Deliver Order and Pay with EMV Functionality to Buffalo Wild Wings –

CARLSBAD, Calif., Mar. 6, 2017 — NTN Buzztime, Inc. (NYSE MKT: NTN) reported financial results for the fourth quarter and year ended December 31, 2016. Also, after a thorough evaluation and competitive pilot, Buffalo Wild Wings has selected Buzztime to provide menu, order and pay functionality, including EMV, for guests at all of Buffalo Wild Wings’ domestic corporate and franchise locations, which will expand the scope of the two companies’ existing partnership.

“Fourth quarter provided a strong close to 2016, as significant operational efforts throughout the year increased gross margin to 65% and improved the bottom line by $4.3 million,” said Ram Krishnan, NTN Buzztime CEO. “Now, we are excited Buffalo Wild Wings awarded Buzztime the order and pay with EMV functionality. We have enjoyed a mutually beneficial partnership with Buffalo Wild Wings throughout the years and are thrilled to expand our relationship. We believe technology used to improve entertainment and service is critical to the guest experience. In 2017, we will continue investing in the platform as well as driving revenue with our growing distribution channels. We are excited to build upon our successes and generate shareholder value.”

Buzztime launched its ordering and payment technology in the market close to two years ago and will now add Buffalo Wild Wings to the growing list of customers adopting Buzztime’s ordering, payment and EMV technology. The Buzztime handheld form factor invites multiple players at the table, and by using technology to continually augment entertainment and service, it enhances the guest experience. The guest-facing tablets provide valuable data and insights to store management. Further, EMV payment functionality provides security and fraud protection while enabling payment at the table.

Financial Results for the Fourth Quarter Ended December 31, 2016

Total revenues were $6.0 million for the fourth quarter of 2016. This was up compared to $5.4 million for the third quarter of 2016 due to increases in sales-type lease and other revenue, but down compared to $6.5 million for the fourth quarter of 2015 reflecting expected lower sales-type lease revenue, partially offset by increases in other revenues. Direct costs were $2.1 million, down 38% from $3.3 million for the same period in 2015 due to the lower sales-type lease revenues as well as reduced scrap and repair costs. As a result, gross margin increased to 65%, up from 49% in the prior year quarter. Selling, general and administrative expenses were $4.1 million for the fourth quarter of 2016, compared to $4.0 million for the same period in 2015. Net loss was $459,000, or $0.22 per share, improving from $990,000, or $0.54 per share, for the fourth quarter of 2015. EBITDA was $390,000, up from $52,000 in the same period last year.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization and is not intended to represent a measure of performance in accordance with accounting principles generally accepted in the United States (GAAP). Although EBITDA is positive for the fourth quarter of 2016, EBITDA may not be positive in future quarters. A detailed description and reconciliation of EBITDA and management’s reasons for using this measure is set forth at the end of this press release.

Financial Results for the Year Ended December 31, 2016

Total revenues were $22.3 million for 2016, compared to $24.5 million for 2015 reflecting expected lower sales-type lease revenue that offset increases in other revenues. Direct costs were $7.7 million, down 39% from $12.6 million for 2015 due to the lower sales-type lease revenues as well as reduced scrap and repair costs. As a result, gross margin also increased to 65%, up from 49% in 2015. Selling, general and administrative expenses were $16.5 million, down 9% compared to 2015. Net loss was $2.9 million, or $1.54 per share, improving $4.3 million from $7.2 million, or $3.93 per share, for 2015. EBITDA was $578,000, compared to an EBITDA loss of $3.6 million in 2015.

Metric Review for the Quarter Ended December 31, 2016

The site count was 2,814 venues and, as expected, decreased compared to 2,848 as of September 30, 2016. Management anticipates the net count will continue to fluctuate. As of December 31, 2016, BEOND platform installations increased to 1,996 locations, or 71% of the installed base, compared to 1,968 or 69% of the installed base, as of September 30, 2016.

Liquidity

Cash and cash equivalents were $5.7 million at December 31, 2016, compared to $3.2 million as of December 31, 2015, reflecting $2.7 million raised in November 2016. Working capital, as of December 31, 2016, was $4.0 million, flat from December 31, 2015. Subsequent to quarter close, the company signed an amendment to its credit facility with its primary lender, East West Bank, providing flexibility with short-term working capital..

Conference Call

Management will review the results on a conference call with a live question and answer session today, March 6, 2017, at 4:30 p.m. ET. To access the call, please use passcode 76178694:

●	(877) 307-1373 for the live call and (855) 859-2056 for the replay, if calling from the United States or Canada; or

●	(678) 224-7873 for the live call and (404) 537-3406 for the replay, if calling internationally.

The call will also be accompanied live by webcast over the Internet and accessible at the company’s website at http://www.buzztime.com. The replay of the call will be available until March 16, 2017.

Forward-looking Statements

This release contains forward-looking statements which reflect management’s current views of future events and operations. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include statements about our growth plans, delivery of order and payment technology, value of our product to our customers and their guests, security and fraud protection for our customers and their guests, future investments in our product platform and expansion of partnership. Please see NTN Buzztime, Inc.’s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

About Buzztime

Buzztime (NYSE MKT: NTN) delivers interactive entertainment and innovative dining technology to bars and restaurants in North America. Venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games, nationwide competitions, personalized menus and self-service dining features. Buzztime’s platform improves operating efficiencies, creates connections among the players and venues, and amplifies guests’ positive experiences. Founded in 1984, Buzztime has accumulated over 9 million player registrations and over 136 million games were played in 2016 alone. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter @buzztime.

IR AGENCY CONTACT:

Kirsten Chapman/Becky Herrick, LHA Investor Relations

buzztime@lhai.com

415-433-3777

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NTN BUZZTIME, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except par value amount)

	December 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$5,686	$3,223
Accounts receivable, net	928	919
Site equipment to be installed	2,998	3,990
Prepaid expenses and other current assets	1,050	978
Total current assets	10,662	9,110

Fixed assets, net	3,101	3,915
Software development costs, net	970	943
Deferred costs	904	1,328
Goodwill	937	909
Intangible assets, net	29	79
Other assets	92	124
Total assets	$16,695	$16,408

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$247	$211
Accrued compensation	1,060	1,024
Accrued expenses	697	670
Sales taxes payable	142	192
Income taxes payable	4	22
Current portion of long-term debt	2,988	1,072
Current portion of obligations under capital leases	155	78
Current portion of deferred revenue	1,059	1,214
Other current liabilities	291	639
Total current liabilities	6,643	5,122

Long-term debt	5,123	6,366
Obligations under capital leases	259	138
Deferred revenue	219	393
Deferred rent	371	541
Other liabilities	12	--
Total liabilities	12,627	12,560

Commitments and contingencies

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $0.005 par value, $156 liquidation preference, 5,000 shares authorized; 156 shares issued and outstanding at December 31, 2016 and 2015	1	1
Common stock, $0.005 par value, 168,000 shares authorized at December 31, 2016 and 2015; 2,261 and 1,849 shares issued and outstanding at December 31, 2016 and 2015, respectively	11	9
Treasury stock, at cost, 10 shares at December 31, 2016 and 2015	(456)	(456)
Additional paid-in capital	132,315	129,209
Accumulated deficit	(128,026)	(125,087)
Accumulated other comprehensive income	223	172
Total shareholders’ equity	4,068	3,848
Total liabilities and shareholders’ equity	$16,695	$16,408

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Revenues
Subscription revenue	$4,356	$4,392	$17,463	$17,062
Sales-type lease revenue	427	1,127	1,266	4,202
Other revenue	1,197	1,002	3,583	3,255
Total revenues	5,980	6,521	22,312	24,519
Operating expenses:
Direct operating costs (includes depreciation and amortization)	2,087	3,346	7,710	12,570
Selling, general and administrative	4,098	3,954	16,458	18,060
Impairment of capitalized software	—	—	—	295
Depreciation and amortization (excluding depreciation and amortization included in direct costs	95	124	422	489
Total operating expenses	6,280	7,424	24,590	31,414
Operating loss	(300)	(903)	(2,278)	(6,895)
Other (expense) income:
Interest income	—	—	—	3
Interest expense	(146)	(111)	(576)	(484)
Other income	(6)	23	(31)	162
Total other expense, net	(152)	(88)	(607)	(319)
Loss before income taxes	(452)	(991)	(2,885)	(7,214)
(Provision) benefit for income taxes	(7)	1	(38)	(12)
Net loss	$(459)	$(990)	$(2,923)	$(7,226)

Net loss per common share – basic and diluted	$(0.22)	$(0.54)	$(1.54)	$(3.93)

Weighted average shares outstanding – basic and diluted	2,094	1,838	1,903	1,838

Comprehensive loss:
Net loss	$(459)	$(990)	$(2,923)	$(7,226)
Foreign currency translations adjustment	(39)	(56)	51	(307)
Total comprehensive loss	$(498)	$(1,046)	$(2,872)	$(7,533)

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

 (In thousands)

	Twelve months ended December 31,
	2016	2015
Cash flows provided by (used in) operating activities:
Net loss	$(2,923)	$(7,226)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,887	3,104
Provision for doubtful accounts	74	12
Excess and obsolete site equipment to be installed expense	63	797
Transfer of fixed assets to sales-type lease	5	—
Stock-based compensation	419	456
Amortization of debt issuance costs	36	18
Issuance of common stock to consultant in lieu of cash payment	—	1
Impairment of capitalized software	—	295
Loss from disposition of equipment	33	28
Changes in assets and liabilities:
Accounts receivable	(83)	1,250
Site equipment to be installed	(217)	(1,394)
Prepaid expenses and other liabilities	121	(235)
Accounts payable and accrued expenses	47	(372)
Income taxes payable	(19)	(72)
Deferred costs	425	(241)
Deferred revenue	(327)	(608)
Deferred rent	(170)	(152)
Other liabilities	(348)	159
Net cash provided by (used in) operating activities	23	(4,180)
Cash flows used in investing activities:
Capital expenditures	(427)	(991)
Software development expenditures	(413)	(641)
Proceeds from the sale of equipment	—	9
Net cash used in investing activities	(840)	(1,623)
Cash flows provided by financing activities:
Net proceeds from issuance of common stock related to registered direct offering	2,692	—
Proceeds from long-term debt	2,502	6,737
Payment on long-term debt	(1,829)	(4,618)
Debit issuance costs of long-term deb	(9)	(81)
Principal payments on capital lease	(81)	(58)
Payment to cashed-out stockholders in connection with reverse/forward stock split	(3)	—
Payment of preferred stockholder dividends	(16)	—
Net cash provided by financing activities	3,256	1,980
Net increase (decrease) in cash and cash equivalents	2,439	(3,823)
Effect of exchange rate on cash	24	(139)
Cash and cash equivalents at beginning of period	3,223	7,185
Cash and cash equivalents at end of period	5,686	3,223

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Non-GAAP Information

A schedule reconciling the Company’s consolidated net loss calculated in accordance with GAAP to EBITDA is included in the supplemental table below. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is not intended to represent a measure of performance in accordance with GAAP, nor should EBITDA be considered as an alternative to statements of cash flows as a measure of liquidity. EBITDA is included herein because the Company believes it is a measure of operating performance that financial analysts, lenders, investors and other interested parties find to be a useful tool for analyzing companies like Buzztime that carry significant levels of non-cash depreciation and amortization charges in comparison to their net income or loss calculation in accordance with GAAP.

The following table reconciles our net loss per GAAP (in thousands) to EBITDA:

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Net loss per GAAP	$(459)	$(990)	$(2,923)	$(7,226)
Interest expense, net	146	111	576	481
Income tax provision	7	(1)	38	12
Depreciation and amortization	696	932	2,887	3,104
Total EBITDA	$390	$52	$578	$(3,629)

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